                                                                      EXHIBIT 11


                       COMPUTATION OF PER SHARE EARNINGS

                                                                  Three Months Ended March 31,
                                                                 -----------------------------

(in thousands, except per share amounts)                             1997              1996
                                                                 ----------         ----------
PRIMARY EARNINGS:

  Net income...................................................  $   11,095         $    4,671
  Preferred stock dividends....................................        (445)                -
                                                                 ----------         ----------

  Earnings available to common stock...........................  $   10,650         $    4,671
                                                                 ==========         ==========

  Weighted average common shares outstanding...................      26,930             27,601
  Common stock equivalents - stock options.....................         494                250
                                                                 ----------         ----------

  Weighted average common shares and
    common stock equivalents outstanding.......................      27,424             27,851
                                                                 ==========         ==========

  Primary earnings:
     Per common share..........................................  $     0.40         $     0.17
                                                                 ==========         ==========
     Per common share and equivalent (a).......................  $     0.39         $     0.17
                                                                 ==========         ==========

FULLY DILUTED EARNINGS:

  Earnings available to common stock...........................  $   10,650         $    4,671
  Convertible preferred stock dividends........................         445                  -
  Convertible note interest and other costs, after income tax..          46                608
                                                                 ----------         ----------

  Earnings, as adjusted........................................  $   11,141         $    5,279
                                                                 ==========         ==========

  Weighted average common shares and
    common stock equivalents outstanding.......................      27,424             27,851
  Additional common shares upon conversion of:
     Preferred stock...........................................       1,640                 -
     Subordinated notes........................................         306              4,200
                                                                 ----------         ----------

  Weighted average common shares and
   common stock equivalents outstanding, as adjusted...........  $   29,370         $   32,051
                                                                 ==========         ==========

  Fully diluted earnings per common share
   and equivalent..............................................  $     0.38         $     0.17  (b)
                                                                 ==========         ==========

(a) Because their impact is less than 3% dilutive, common stock equivalents are not included in the calculation of primary earnings per share as disclosed on the statement of operations for the three months ended March 31, 1997 and 1996.

(b) Fully diluted earnings per share is less than 3% lower than primary earnings per share for the three months ended March 31, 1997.